FORM 8-K



                         SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  29549







                                CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934







                Date of Report (Date of earliest event
reported):



                      December 16, 1994  (December 1, 1994)





                               C-TEC CORPORATION





             (Exact name of Registrant as specified in its charter)



     Pennsylvania               01-11053         23-2093008

(State of other jurisdiction  (Commission      (IRS Employer

   of incorporation)         File Number)    Identification No.)





               105 Carnegie Center, Princeton, NJ  08540-6215

                     (Address of principal executive offices)

                                     (Zip Code)





Registrant's telephone number, including area code:  (609)
734-3700

















ITEM 5.     Other Events



            C-TEC Corporation completed its rights offering of
14,858,634

shares of its Common Stock on December 1, 1994. Shareholders of record at the close of business on November 10, 1994 received nine rights for every ten shares of Common Stock or Class B Common Stock held. Rights holders were permitted to purchase one share of Common Stock for each right held at a subscription price of $20 per share and each right also carried the right to

"oversubscribe" for shares of Common Stock that were not otherwise purchased pursuant to the exercise of the rights. The offering resulted in the exercise of 10,935,574 rights, including rights exercised pursuant to the oversubscription privilege . Proceeds from the rights offering, after deducting estimated expenses of the offering, will be approximately $217 million. C-TEC expects to use the net proceeds from the rights offering to finance the pending acquisition of Twin County Trans Video, Inc., to prepay certain indebtedness, to develop full-service telecommunication networks, and for potential acquisitions, joint ventures and similar strategic investments in the telecommunications industry.





      RCN Corporation, which owned approximately 34.5 percent of the aggregate number of outstanding shares prior to the rights offering, exercised the

5,125,494 rights it received in respect of the shares it held at an aggregate subscription price of $102,509,880 and oversubscribed for 2.5 million additional shares of Common Stock at an aggregate subscription price of $50 million. RCN and each other holder exercising the oversubscription privilege was allotted 100 percent of the shares subscribed for pursuant to the oversubscription privilege.





















































ITEM 7.     Exhibits



       (c)    Exhibits



             99. Press release of C-TEC Corporation dated as of December 1,

1994 announcing conclusion of rights offering.













































































































SIGNATURES



      Pursuant to the requirements of the Securities Exchange
Act of 1934, the

registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.





                                                  C-TEC
Corporation

                                                    (Registrant)









                                              By:  /s/  Bruce
Godfrey



                                                   Executive
Vice President

                                                   and Chief
Financial Officer



Date:  December 16, 1994